Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-203259) of Genesis Energy, L.P. and subsidiaries;

(2)	Registration Statement (Form S-3 No. 333-173337) of Genesis Energy, L.P.;

(3)	Registration Statement (Form S-3 No. 333-150239) of Genesis Energy, L.P. and subsidiaries;

(4)	Registration Statement (Form S-3 No. 333-195858) of Genesis Energy, L.P.;

(5)	Registration Statement (Form S-3 No. 333-219710) of Genesis Energy, L.P. and subsidiaries; and

(6)	Registration Statement (Form S-8 No. 333-156084) of Genesis Energy, L.P.

of our report dated February 15, 2018, with respect to the financial statements of Poseidon Oil Pipeline Company, L.L.C. included in this Annual Report (Form 10-K) of Genesis Energy, L.P. for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Houston, Texas

February 26, 2018